Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
PDS Biotechnology Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-234693, No. 333-231945, No. 333-231943, No. 333-229817, No. 333-223390, 333-2223389, No. 333-216431, No. 333-216430, No 333-210042, No.333-210041, and No. 333-207545) on Form S-8 of PDS Biotechnology Corporation of our report dated March 27, 2020, with respect to the consolidated balance sheet of PDS Biotechnology Corporation as of December 31, 2019, the related consolidated statement of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2019, and the related notes, which report appears in the December 31, 2019 annual report on Form 10-K of PDS Biotechnology Corporation

/s/ KPMG LLP
Short Hills, New Jersey
March 27, 2020